Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE...

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME UP 16.9 PERCENT
FOR THE YEAR ENDED DECEMBER 31, 2006

Cranbury NJ – January 24, 2007.......  1ST Constitution Bancorp (NASDAQ: FCCY) reported record net income for the year ended December 31, 2006. For the year ended December 31, 2006, net income reached $5,332,844, or $1.41 per diluted share. These results represent a 16.9 percent increase in earnings and a 17.5 percent increase in diluted earnings per share, compared to net income of $4,560,127, or $1.20 per diluted share reported for the year ended December 31, 2005.

For the quarter ended December 31, 2006, net income increased to $1,341,706, or $0.35 per diluted share, compared to net income of $1,194,356, or $0.32 per diluted share reported for the quarter ended December 31, 2005. These results represent a 12.3 percent increase in earnings and a 9.3 percent increase in diluted earnings per share for the three months ended December 31, 2006 as compared to the three months ended December 31, 2005. All per share amounts have been adjusted to give effect to a six percent stock dividend to shareholders declared December 21, 2006 payable on January 31, 2007 to shareholders of record as of the close of business on January 23, 2007.

For the year ended December 31, 2006, the Company generated a return on average equity of 16.62 percent and a return on average assets of 1.40 percent. This compares to a 16.49 percent return on average equity and 1.31 percent return on average assets achieved for the year ended December 31, 2005. For the year ended December 31, 2006, the Company’s net interest margin increased to 5.03 percent, up from 4.78 percent reported for the year ended December 31, 2005.

Net interest income increased by $2,487,792, or 16.3 percent for the year ended December 31, 2006 when compared to net interest income for the year ended December 31, 2005. Also bolstering earnings for 2006 was the continued generation of non-interest income, which reached $2,591,009 for the year.

The provision for loan and lease losses for the year ended December 31, 2006 totaled $515,000, compared to $405,000 for the year ended December 31, 2005. The increase in the provision for the year ended December 31, 2006, compared to the same period in 2005, was primarily due to inherent risk related to loan growth and increased watch list loans. Net loan charge-offs for the year ended December 31, 2006 were $26,515, compared to net charge-offs of $48,794 for the year ended December 31, 2005.

At December 31, 2006, the allowance for loan and lease losses was $2,849,860, or 1.02 percent of total loans, compared to 0.92 percent at December 31, 2005. Non-performing assets reported at December 31, 2006 were $4,193,209, up $3,359,850 from the level of non-performing assets at December 31, 2005. Subsequent to year end, $1,045,445 in non-performing loans were paid in full. There were no loans greater than 90 days past due and still accruing as of December 31, 2006, compared to $209 of such loans at December 31, 2005.

At December 31, 2006, total assets reached $392.8 million, an increase of $20.3 million from total assets at December 31, 2005. Deposits at December 31, 2006 grew to $312.7 million, up from $305.8 million of deposits at December 31, 2005.

Robert F. Mangano, President and Chief Executive Officer, attributes higher earnings primarily to management’s ability to broaden its core deposit base, growth in 1ST Constitution Bank’s loan portfolio along all product lines, and continued generation of fee income primarily associated with the company’s construction lending activities, its residential mortgage origination business, and its small business lending activities through the U. S. Small Business Administration.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, has total assets of $392.8 million and operates ten branch banking offices in Cranbury (2), Fort Lee, Hamilton, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY”, and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1ST Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		12 Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Income Statement Data:
Interest income	$7,199	$5,953	$27,305	$21,328
Interest expense	2,764	1,751	9,517	6,028
Net interest income	4,435	4,202	17,788	15,300
Provision for loan losses	75	125	515	405
Net interest income after prov.for loan losses	4,360	4,077	17,273	14,895
Non-interest income	629	446	2,591	2,647
Non-interest expense	3,074	2,840	12,416	10,887
Income before income taxes	1,915	1,683	7,448	6,655
Income tax expense	573	489	2,115	2,095
Net income	$1,342	$1,194	$5,333	$4,560

Balance Sheet Data:
Total Assets			$392,799	$372,495
Loans, including loans held for sale			278,751	256,772
Allowance for possible loan losses			2,850	2,361
Securities available for sale			70,421	69,237
Securities held to maturity			19,254	21,758
Deposits			312,724	305,809
Shareholders' Equity			35,696	29,797

Performance Ratios:
Return on average assets	1.35%	1.30%	1.40%	1.31%
Return on average equity	15.30%	16.50%	16.62%	16.49%
Efficiency ratio	60.7%	61.1%	60.9%	60.7%
Net interest margin	4.82%	4.96%	5.03%	4.78%

Asset Quality:
Loans past due over 90 days and still
accruing			$0	$0
Nonaccrual loans			4,193	833
OREO property			0	0
Net charge-offs (recoveries)			27	49
Allowance for loan losses to total loans			1.02%	0.92%
Nonperforming loans to total loans			1.50%	0.32%

Per Share Data:
Earnings per share (Basic)	$0.36	$0.34	$1.45	$1.25
Earnings per share (Diluted)	$0.35	$0.32	$1.41	$1.20
Book value per share			$9.58	$8.18